As filed with the Securities and Exchange Commission on April 6, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Nano Dimension Ltd.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2 Ilan Ramon

Ness Ziona

7403635 Israel

+972-73-7509142

(Address and Telephone Number of Registrant's Principal Executive Offices)

Zysman, Aharoni, Gayer &

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

Tel: 212.660.5000

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Oded Har-Even, Esq. Robert V. Condon III, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-5000	Joseph Shem-Tov Glusman & Co. 55 Yigal Alon St., Ashdar 2000 Building 1st Fl., Tel-Aviv, Israel 6789115 Tel: +972.3.691.8686

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary Shares, par value NIS 0.10 per share (1)	(4)	(4)	$50,000,000	$5,795

(1)	The Ordinary Shares will be represented by American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, issuable upon deposit of Ordinary Shares of Nano Dimension Ltd. (the “Registrant”) which have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-204797). Each ADS represents five (5) Ordinary Shares.

(2)	There are being registered under this registration statement such indeterminate number of ADSs, as may be sold by the Registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed $50,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ADSs being registered hereunder include such indeterminate number of ADSs as may be issuable with respect to the Ordinary Shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(4)	Omitted pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 6, 2017

Prospectus

$50,000,000

American Depositary Shares Representing Ordinary Shares

We may offer and sell from time to time in one or more offerings up to a total amount of $50,000,000 of American Depositary Shares, or ADSs. Each ADS represents five of our ordinary shares, par value NIS 0.10 per share. Each time we sell ADSs pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with each offering. Any prospectus supplement and related free writing prospectuses may also add, update or change information contained in the prospectus. You should read this prospectus, any applicable prospectus supplement and related free writing prospectuses, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in the ADSs.

The ADSs are traded on the NASDAQ Capital Market under the symbol “NNDM”.

Investing in the ADSs involves a high degree of risk. Risks associated with an investment in the ADSs will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, or SEC, as described in “Risk Factors” on page 3.

The ADSs may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of the ADSs with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of the ADSs and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to an aggregate of $50,000,000 of the ADSs in one or more offerings. We sometimes refer to the ADSs as the “securities” throughout this prospectus.

Each time we sell ADSs, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with such offering. The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus. You should read carefully both this prospectus, the applicable prospectus supplement and any related free writing prospectus together with additional information described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference” before buying the ADSs being offered.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us or the ADSs, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement and related free writing prospectuses. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement or related free writing prospectuses is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, references to the terms “Nano Dimension,” “the Company,” “we,” “us,” “our” and similar terms, refer to Nano Dimension Ltd., unless we state or the context implies otherwise. References to “Ordinary Shares” mean our Ordinary Shares, par value New Israeli Shekels, or NIS, 0.10 per share.

We report financial information under International Financial Reporting Standards as issued by the International Accounting Standards Board and none of the financial statements were prepared in accordance with generally accepted accounting principles in the United States. Unless otherwise indicated, U.S. dollar convenience translations of NIS amounts presented in the annual report on Form 20-F for the year ended on December 31, 2016 are translated using the rate of NIS 3.845 to $1.00, the exchange rate reported by the Bank of Israel on December 31, 2016, U.S. dollar convenience translations of NIS amounts presented in the said annual report with respect to the amounts for the year ended on December 31, 2015 are translated using the rate of NIS 3.902 to $1.00, the exchange rate reported by the Bank of Israel on December 31, 2015, and U.S. dollar convenience translations of NIS amounts presented in the said annual report with respect to the amounts for the year ended on December 31, 2014 are translated using the rate of NIS 3.889 to $1.00, the exchange rate reported by the Bank of Israel on December 31, 2014.

ABOUT NANO DIMENSION LTD.

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Warning Regarding Forward-Looking Statements.”

We are a development-stage company engaged in the development of a three-dimensional (3D) printer that prints electronic circuit boards, also known as printed circuit boards (PCBs), and ink materials and products based on nano-technology. Our DragonFly 2020 3D printer currently in development uses our proprietary ink and integrated software to quickly create fully functioning PCB prototypes. Our DragonFly 2020 3D printer builds PCBs by depositing multiple layers of “ink” material, one on top of another. We enhance the ability of electrical engineers, designers and manufacturers to conceptualize, test and develop PCBs in a shortened development cycle bypassing common prototyping bottlenecks.

A PCB is the central component, or infrastructure, of any electronic product, and therefore is an essential component for the entire electronics industry. On top of a PCB, various electronic components, such as resistors, suppliers and transformers are installed, all of which are prepared and organized based on a predetermined plan, intended to ensure the operation of a given system. Traditionally, PCBs are developed through a back-and-forth process that involves design trial and error and third-party manufacturer outsourcing. We believe that the traditional process for developing complex and advanced electronics is outdated and in need of a modern technological solution.

Until now, 3D printing technology has been unable to offer a solution for the professional PCB prototype market, mainly because of the complexity of printing multiple layers of electrically conductive and dielectric materials with high resolution that is suitable for the professional electronics industry. However, at Nano Dimension, we have advanced 3D printing and inkjet technology with our groundbreaking nano-technology, with the goal of bringing the science of PCB production up to speed with the high-tech electronic industry.

Our DragonFly 2020 3D printer in development uses liquid nano-conductive and dielectric inks that are designed specifically to print sophisticated PCBs. We believe that our DragonFly 2020 3D printer will obviate the reliance on third-party manufacturers during the development stages of PCBs, and allow a wide range of companies engaged in product development the luxury of an office-friendly, in-house 3D PCB printer. Our DragonFly 2020 3D printer is designed to allow users to easily customize their own PCBs (including multi-layer PCBs) based on a user-specific design plan.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under Item 3.D. - “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and any prospectus supplement may contain, and certain information incorporated by reference in this prospectus and any prospectus supplement may contain, “forward-looking statements”. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, statements relating to the research, development and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	litigation; and

●	those factors referred to in our most recent Annual Report on Form 20-F in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our Annual Report generally, which is incorporated by reference into this prospectus.

Readers are urged to carefully review and consider the various disclosures made throughout this prospectus and any prospectus supplement, which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

In addition, the section of our most recent Annual Report on Form 20-F entitled “Item 4. Information on the Company” contains information obtained from independent industry and other sources that we have not independently verified.

You should not put undue reliance on any forward-looking statements. Any forward-looking statements are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total liabilities and shareholders’ equity as of December 31, 2016 (and as stated above, in US dollar based on a convenience translations of NIS amounts using the rate of NIS 3.845 to $1.00, the exchange rate reported by the Bank of Israel on December 31, 2016). The financial data in the following table is derived from our audited financial statements as of December 31, 2016, and should be read in conjunction with our consolidated audited financial statements included in the report of foreign private issuer on Form 20-F filed with the SEC by us on March 7, 2017 for the year ended December 31, 2016, which have been incorporated by reference in this prospectus.

As of December 31, 2016 (U.S. Dollars, convenience translation, in thousands)
Total liabilities	$2,924

Shareholders’ equity:
Share capital	1,417
Share premium	30,902
Treasury shares	(1,368)
Warrants	1,138
Capital reserve from transactions with controlling shareholders	485
Capital reserve for share-based payments	5,091
Accumulated loss	(18,363)
Total shareholders’ equity	19,302
Total capitalization	$22,226

REASONS FOR THE OFFER AND USE OF PROCEEDS

Unless otherwise set forth in the related prospectus supplement or, if applicable, the pricing supplement, we intend to use the net proceeds from the sale of securities offered through this prospectus for general corporate purposes, which include financing our operations, capital expenditures and business development. The specific purpose of any individual issuance of securities will be described in the related prospectus supplement.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares are listed on the Tel Aviv Stock Exchange, or TASE, under the symbol “NNDM”.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our Ordinary Shares on the TASE in NIS and U.S. dollars. U.S. dollar per Ordinary Share amounts are calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel.

	NIS		U.S. $
	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low

Annual information:

2017 (through March 31, 2017)	5.33	4.25	1.47	1.12
2016	6.52	4.47	1.70	1.16
2015	7.99	1.51	2.07	0.39
2014	5.05	0.81	1.45	0.23
2013	1.26	0.81	0.34	0.23
2012	1.36	0.88	0.35	0.23

Quarterly information:

First Quarter 2017	5.33	4.25	1.47	1.12
Fourth Quarter 2016	5.64	4.47	1.49	1.16
Third Quarter 2016	6.39	5.08	1.69	1.31
Second Quarter 2016	6.24	4.98	1.64	1.29
First Quarter 2016	6.52	4.49	1.70	1.16
Fourth Quarter 2015	7.31	5.82	1.89	1.51
Third Quarter 2015	7.37	5.40	1.95	1.39
Second Quarter 2015	7.99	2.63	2.07	0.66
First Quarter 2015	3.41	1.51	0.87	0.39

Most Recent Six Months information:

March 2017	5.33	4.32	1.47	1.18
February 2017	5.20	4.48	1.39	1.19
January 2017	4.85	4.25	1.26	1.12
December 2016	4.82	4.47	1.26	1.16
November 2016	5.19	4.70	1.36	1.21
October 2016	5.64	5.19	1.49	1.35

PRICE RANGE OF THE ADSs

Our ADSs commenced trading on the OTCQB and OTCQX under the symbol “NNDMY” on July 29, 2015, and September 17, 2015, respectively. On March 7, 2016, our ADSs commenced trading on the NASDAQ Capital Market under the symbol “NNDM.”

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of the ADSs in U.S. dollars.

	U.S.$ Price Per ADSs
	High	Low

Annual:
2017 (through March 31, 2017)	7.19	5.64
2016	8.89	5.77
2015 (since July 29, 2015)	10.00	7.04

Quarterly:
First Quarter 2017	7.19	5.64
Fourth Quarter 2016	7.43	5.89
Third Quarter 2016	8.61	6.69
Second Quarter 2016	8.34	6.47
First Quarter 2016	8.89	5.77
Fourth Quarter 2015	9.50	7.31
Third Quarter 2015	10.00	7.04
Second Quarter 2015 (since July 29, 2015)	7.43	5.89

Most Recent Six Months:
March 2017	7.19	5.84
February 2017	6.23	5.64
January 2017	6.85	5.96
December 2016	6.33	5.89
November 2016	6.67	6.00
October 2016	7.43	6.48

DESCRIPTION OF OUR ORDINARY SHARES

The following description of our share capital and provisions of our articles of association, or Articles of Association, are summaries and do not purport to be complete.

Ordinary Shares

As of December 31, 2016, our authorized share capital consisted of 200,000,000 of our Ordinary Shares, of which 49,615,772 Ordinary Shares were issued and outstanding and 527,032 shares are treasury shares (held by us). All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable.

As of December 31, 2016, an additional 13,412,264 of our Ordinary Shares were issuable upon the exercise of outstanding options to purchase our Ordinary Shares. The exercise price of the options outstanding ranges between NIS 1.65 (approximately $0.43) and NIS 9.00 (approximately $2.34) per share.

Our registration number with the Israeli Registrar of Companies is 520029109.

Purposes and Objects of the Company

Our purpose is set forth in Section 8 of our amended and restated articles of association and includes every lawful purpose.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our chief executive officer and his actions. Our board of directors may exercise all powers that are not required under the Israeli Companies Law of 1999, or the Companies Law, or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all general meetings of the Company, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon dissolution of the Company, in the distribution of the Company assets legally available for distribution, on a per share pro rata basis.

Shareholder's rights of inspection of the Company records

Pursuant to the Companies Law, shareholders have the right to inspect the Company documents that are specified below:

(1)	minutes of the general meetings;

(2)	the Company’s shareholders register and the register of substantial shareholders;

(3)	a document in the company's possession, relating to an act or transaction with interested parties that requires approval by the general meeting;

(4)	Articles of Association and financial reports; and

(5)	any document that the company must submit under the Companies Law and under any statute to the Companies Registrar or to the Israeli Securities Authority and that is available for public inspection at the Companies Registrar or the Israeli Securities Authority, as the case may be.

Election of Directors

Pursuant to our amended and restated articles of association, our directors are elected at an annual general meeting or at a special meeting, of our shareholders and serve on the Board of Directors until the next annual general meeting (except for external directors) or until they resign or until they cease to act as board members pursuant to the provisions of the amended and restated articles of association or any applicable law, upon the earlier. In addition, our amended and restated articles of association allow our Board of Directors to appoint directors to fill vacancies and/or as an addition to the Board of Directors (subject to the maximum number of directors) to serve until the next annual general meeting or earlier if required by our amended and restated articles of association or applicable law, upon the earlier. External directors are elected for an initial term of three years and may be removed from office pursuant to the terms of the Companies Law.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, which must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit and upon the written request of: (a) any two of our directors; and/or (b) one or more shareholders holding, in the aggregate, 5% of our outstanding voting power.

Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our Board of Director’s powers if our Board of Directors is unable to exercise its powers;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

The quorum required for our general meetings consists of at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least 25% of the total outstanding voting rights (instead of 33 1/3% of the issued share capital required under the NASDAQ Listing Rules). If within half an hour of the time appointed for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a general meeting was summoned following the request of a shareholder, then a quorum required in an adjourned general meeting, shall consist of at least one or more shareholders, which holds and represents at least 5% of the company’s issued and outstanding share capital and at least 1% of the company voting rights, or one or more shareholder, which holds at least 5% of the Company’s voting rights.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions in our shareholders’ meetings require a simple majority of the vote of the shareholders attending the general meeting, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder of the Company may vote in a general meeting in person, by proxy or by a written ballot. Our amended and restated articles of association do not provide our shareholders with any cumulative voting rights.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, in order to change the rights attached to any class of shares, such change must be adopted by the Board of Directors and at a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Provisions Restricting Change in Control of Our Company

There are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or our subsidiary, Nano Dimension Technologies Ltd.). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its Board of Directors and a vote of the majority of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a "special" tender offer if as a result of the acquisition (1) the purchaser would become a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company or (2) the purchaser would become a 45% or greater shareholder of the company, unless there is already a 45% or greater shareholder of the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received a shareholders’ approval as a private placement intended to make the offeree a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company or a 45% or greater shareholder of the company, unless there is already a 45% or greater shareholder of the company, (2) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company. A "special" tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. In general, the tender offer may be consummated only if (1) at least 5% of the company’s outstanding shares will be acquired by the offeror and (2) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. In general, if less than 5% of the outstanding shares are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it. Shareholders may request from the court appraisal rights in connection with a full tender offer for a period of six months following the consummation of the tender offer, but the acquirer is entitled to stipulate that tendering shareholders will forfeit such appraisal rights.

The Companies Law provides that any resolution to change the Articles of Association so that a certain provision may only be changed by a special majority of the shareholders (as shall be defined in such resolution) shall require the same special majority of the shareholders.

As long as our Company's securities are traded on the TASE, we are subject to the provision of Section 46b(2) of the Israeli Securities Law, 5728-1968 according to which any further issuance of our shares will be of the most preferential voting shares; however we may issue preferred shares which grant a preference in the distribution of dividends but do not grant voting rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase the Company’s registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares;

●	subdivide the Company’s existing shares or any of them, the Company’s share capital or any of it, into shares of smaller nominal value than is fixed;

●	reduce the Company’s share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law; and

●	reduce shares from the issued and outstanding share capital of the Company, in such manner that those shares shall be cancelled and the nominal par value paid for those shares will be registered at the Company's books as capital fund, which shall be deemed as a premium paid on those shares which shall remain in the issued and outstanding share capital of the Company.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS will represent five shares (or a right to receive five shares) deposited with Bank Hapoalim, as custodian for the depositary in Tel Aviv. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (2) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation”. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs).	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property. Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates.

$0.05 (or less) per ADS.	Any cash distribution to ADS holders.

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs.	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders.

$0.05 (or less) per ADSs per calendar year.	Depositary services.

Registration or transfer fees.	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares.

Expenses of the depositary.	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement). Converting foreign currency to U.S. dollars.

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, such as stock transfer taxes, stamp duty or withholding taxes.	As necessary.

Any charges incurred by the depositary or its agents for servicing the deposited securities.	As necessary.

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following methods from time to time:

●	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	exchange distributions and/or secondary distributions;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	to one or more underwriters for resale to the public or to investors;

●	through agents;

●	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

●	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to prevailing market prices; or

●	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

●	the name or names of any agents, dealers or underwriters;

●	the purchase price of the securities being offered and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	the public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges or markets on which such securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $41,000, which at the present time include the following categories of expenses:

SEC registration fee	$5,795
Legal fees and expenses	$15,000
Accounting fees and expenses	$10,000
Miscellaneous expenses	$10,000

Total	$40,795

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

Certain legal matters concerning this prospectus will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the validity of the Ordinary Shares represented by the ADSs offered in this prospectus will be passed upon for us by Glusman & Co., Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of Nano Dimension Ltd. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended on December 31, 2016 have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited quarterly financial information.

In addition, since our Ordinary Shares were traded on the TASE prior to our listing on Nasdaq, until March 7, 2016, we have filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968. Copies of our filings with the ISA can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (www.maya.tase.co.il).

We maintain a corporate website at http://www.nano-di.com. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the ADSs offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

The following documents filed with or furnished to the SEC by us are incorporated by reference in this registration statement:

●	The Notice of Meeting and Proxy Statement attached to the Company’s report on Form 6-K furnished to the SEC on March 9, 2017;

●	The first paragraph and the section titled “Forward Looking Statements” in the press release attached as Exhibit 99.1 to the Company’s report on Form 6-K furnished to the SEC on March 14, 2017;

●	The first paragraph and the section titled “Forward Looking Statements” in the press release attached as Exhibit 99.1 to the Company’s report on Form 6-K furnished to the SEC on March 15, 2017;

●	The first paragraph and the section titled “Forward Looking Statements” in the press release attached as Exhibit 99.1 to the Company’s report on Form 6-K furnished to the SEC on March 16, 2017;

●	The Form 6-K furnished to the SEC on March 20, 2017;

●	The first paragraph and the section titled “Forward Looking Statements” in the press release attached as Exhibit 99.1 to the Company’s report on Form 6-K furnished to the SEC on March 22, 2017;

●	The first paragraph and the section titled “Forward Looking Statements” in the press release attached as Exhibit 99.1 to the Company’s report on Form 6-K furnished to the SEC on March 23, 2017;

●	The first paragraph and the section titled “Forward Looking Statements” in the press release attached as Exhibit 99.1 to the Company’s report on Form 6-K furnished to the SEC on March 28, 2017;

●	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the SEC on March 7, 2017; and

●	The description of the Company’s Ordinary Shares and ADSs contained in the Company’s registration statement on Form 20-F filed pursuant to the Exchange Act on October 20, 2015 (File No. 001-37600), including any amendment or report filed which updates such description.

All subsequent Annual Reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Nano Dimension Ltd., 2 Ilan Ramon St., Ness Ziona 7403635, Israel Attention: Yael Sandler, Chief Financial Officer, telephone number: +972-73-7509142.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Glusman & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, an Israeli court may declare a judgment rendered by a United States court in a civil matter, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, enforceable if it finds that:

●	the judgment was rendered by a court which was, according to the foreign country's laws foreign country's law, competent to render it;

●	the judgment is no longer appealable;

●	the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

●	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proved to the Israeli court that:

●	the judgment was obtained by fraud;

●	there was no due process;

●	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

●	the judgment is in conflict with another judgment that was given in the same matter between the same parties and which is still valid; or

●	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The Companies Law provides that a company may indemnify an office holder against:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him or her by a court relating to an act performed in his or her capacity as an office holder, in connection with: (1) proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) a criminal charge of which he or she was acquitted; or (3) a criminal charge for which he or she was convicted for a criminal offense that does not require proof of criminal thought.

The registrant’s amended and restated articles of association allow the registrant to indemnify its office holders up to a certain amount. The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited:

●	to categories of events that the board of directors determines are likely to occur in light of the operations of the company at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

The registrant has entered into indemnification agreements with all of its directors and with certain members of its senior management. Each such indemnification agreement provides the office holder with the maximum indemnification described above.

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for a breach of his or her duty of care (other than in relation to distributions). The registrant’s amended and restated articles of association provide that the registrant may exculpate any office holder from liability to the registrant up to a certain amount. Under the indemnification agreements, the registrant exculpates and releases its office holders from any and all liability to the registrant related to any breach by them of their duty of care to the registrant up to a certain amount. In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

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Item 9. Exhibits

Exhibit Number	Description

1.1*	Form of underwriting agreement.

3.1	Amended and Restated Articles of Association of the Company., filed as Exhibit 1.1 to Form 20-F (File No. 001-37600) filed on October 20, 2015, and incorporated herein by reference.

4.1	Amended and Restated Form of Depositary Agreement among Nano Dimension Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, including the Form of American Depositary Shares, filed as Exhibit 1 to the Post Effective Amendment No. 1 to Form F-6 (File No. 333-204797) filed on February 22, 2016, and incorporated herein by reference.

5.1**	Opinion of Glusman & Co.

23.1**	Consent of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm.

23.2 **	Consent of Glusman & Co. (included in Exhibit 5.1).

24	Power of Attorney (included in the signature page of this registration statement).

*	To be filed, if applicable, by post effective amendment or incorporated by reference in connection with the offering of any ADSs, as appropriate.

**	Filed herewith.

Item 10. Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)          to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided, however, that a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

(5)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)          The undersigned registrant hereby further undertakes that:

(1)          For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)          For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Ness Ziona, State of Israel, on April 6, 2017.

NANO DIMENSION LTD.

By:	/s/ Amit Dror
Amit Dror
Chief Executive Officer

We, the undersigned directors and/or officers of Nano Dimension Ltd., hereby severally constitute and appoint Amit Dror and Yael Sandler, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, in connection with the said registration under the Securities Act, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Amit Dror	Chief Executive Officer and Director	April 6, 2017
Amit Dror	(principal executive officer)

/s/ Yael Sandler	Chief Financial Officer	April 6, 2017
Yael Sandler	(principal financial officer and principal accounting officer)

/s/ Itschak Shem	Chairman of the Board of Directors	April 6, 2017
Itschak Shem

/s/ Simon Anthony-Fried	Chief Business Officer and Director	April 6, 2017
Simon Anthony-Fried

/s/ Sharon Fima	Chief Technology Officer and Director	April 6, 2017
Sharon Fima

/s/ Dagi Shahar Ben-Noon	Chief Operating Officer and Director	April 6, 2017
Dagi Shahar Ben-Noon

/s/ Ofir Baharav	Director	April 6, 2017
Ofir Baharav

/s/ Irit Ben-Ami	Director	April 6, 2017
Irit Ben-Ami

/s/ Roni Kleinfeld	Director	April 6, 2017
Roni Kleinfeld

/s/ Abraham Nahmias	Director	April 6, 2017
Abraham Nahmias

/s/ Zvi Yemini	Director	April 6, 2017
Zvi Yemini

/s/ Yoel Yogev	Director	April 6, 2017
Yoel Yogev

/s/ Eli Yoresh	Director	April 6, 2017
Eli Yoresh

Pursuant to the requirements of the Securities Act, as amended, the undersigned, Zysman, Aharoni, Gayer & Sullivan & Worcester, the duly authorized representative in the United States of Nano Dimension Ltd. has signed this registration statement on April 6, 2017.

/s/ Zysman, Aharoni, Gayer & Sullivan & Worcester LLP

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